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INVESTORS 2031

REASONS TO INVEST

- AtomBeam is a tech company with products that hold the power to transform how machines everywhere communicate, making them up to 4x faster and more secure, substituting for billions in hardware upgrades.
- AtomBeam's partners and customers consist of Viasat, USAF, Nvidia, Intel, the U.S. Space Force, Saab & others. The company was awarded $2.4M+ in defense contracts in 2023 and holds 35 patents for defensible momentum.
- who launched cloud/SaaS Compaction in 2023. AtomBeam's proprietary AI, Neurcom, can double the effective performance of image, video & audio compression.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT IS FILED AND ONLY THROUGH AN INTERMEDIARY'S PLATFORM. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. "RESERVING" SHARES IS SIMPLY AN INDICATION OF INTEREST.

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AtomBeam's AI software technologies are force multipliers for machine data communications, enabling 2-4x more data to be sent over existing networks with strong added security.

TEAM



Charles Yeomans • CEO
Charles, with 25+ years in executive roles andinvestment banking, has led multiple firms and founded successful companies, including major insurance brokerages. He's a former U.S. Navy intelligence officer with an AB from Kenyon and an MBA from Stanford.



Rajiv Bhagat • Chief Financial Officer
Rajiv Bhagat brings 30+ years of financial expertise in various industries including technology. Experienced in controllership, treasury, and M&A, he specializes in SaaS & early-stage software firms. He's held key roles at Ushur, rfXcel, and Veraz Networks, & ...
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David White • VP, Business Development
Dave has 30+ years of experience in software product management and sales, specializing in new product launches and business partnerships, with expertise in networking, cloud storage, and WAN optimization, and has held VP roles at top tech ...
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JC Lin • VP, Customer Experience
JC boasts 30+ years of experience in software development with a customer adoption focus, managing programs at firms like Sino Tech, Ulticom, Cirries. He's well-versed in wireless, cloud computing, and has oil & gas industry tech contacts.



Josh Cooper, PhD • Chief Scientist
Josh, a Math Professor at USC and Data Science consultant, is AtomBeam's chief software architect with a BS from MIT and PhD in Math from UCSD. Published 40+ papers, he specializes in Discrete Math, Theoretical CS, & Data Science, including ...
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Mojgan Haddad, PhD • Director
Mojgan Haddad, PhD, VP of Engineering at Dotmatics, advises AtomBeam for 10 hrs/month. Formerly at Talis Biomedical & Monogram Biosciences, she led large software teams for over 20 years, focusing on informatics tools for diagnostics & has ...
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Courtney Benham • Director
Courtney is a wine producer in Napa Valley, and owns the Martin Ray wine and label

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06.14.24

The Big Thing Project

Update

June 12, 2024

The Big Thing Project

We have now filed the basic patents to protect an idea that while I emphasize that it is at this point an early stage development project, but could be very significant. We are referring to this new idea as the Large Codeword Model, or LCM. The generative AI with which we are all familiar such as ChatGPT and Gemini are Large Language Models, or LLMs. The core idea is to replace the use of text language, upon which LLMs operate, with codewords. It sounds like a simple thing, but it isn't. And, it is potentially revolutionary.

The key thing to understand about It is that, by natively operating on codewords, the LCM may be able to operate on multimodal data – that is, it would not be limited to text. While LLMs can ingest and generate sound, pictures and videos, they first translate them into text descriptions, do their thing, and then translate the results back into the desired medium, but they are not operating natively on that "multimodal" data. The LCM may be able to do so, and even more importantly be able to operate on time-series data like IoT data. And that could potentially change the world.

I want to again emphasize the point that this is an early stage project, and only an early prototype has been designed and built. We feel good about progress, but we have far to go before this is a product in the sense that it could be used by customers.

Tune in to our webinar on Thursday at 11am Pacific to hear more about this and catch up on Atombeam doings. We are looking forward to it. Here is the registration link:

https://dnagency.lpages.co/atombeam-and-generative-ai/

I will warn you that we can't disclose a lot of how it works but we will do what we can. I can promise it will be very interesting.

Charles

06.10.24

Good Busy!

Greetings, everyone!

Here is a short update on Atombeam doings over the past couple of weeks. It was as usual, a frantically busy, but I am very happy with where we are. A lot of sausage is being made, which I know is a bit boring, but essential to revenue with a deep tech product like Neurpac, our primary focus to get revenue going.

- I went to Singapore during the last week of May to meet with our satellite terminal partners, AddValue, a major supplier to Viasat IoT customers. We have CEO level commitment from them to integrate Neurpac – they are super enthused. I also attended the biggest satellite show in Asia (maybe the biggest, period – it was big) and also had lunch with about 20 family office investors. All went super well.
- We had a booth at the big IoT tradeshow, TechExpo 2024. See the pic below – great booth, great location, thanks to our terrific marketing team. We were mobbed nonstop – 270 leads, and the CRO thinks about 50% are serious. Honestly, dealing with all these prospects is going to be a challenge.
- I am sitting in the room right now where we just finished our senior management offsite – two intense days. It was very, very good. What a great team we have – these guys have all done this kind of thing before, and know what to do to make Neurpac an enterprise level product that is being used by big commercial customers. I am pooped, but I am even more excited about what we are doing and who we have doing it. You should be, too – you have the A-Team working for you on some of the most exciting products in tech.


ATOMBEAM
OMBEAM



More soon. Exciting new things in the offing – stand by for another update on the Big Thing.

Charles

05.21.24

Time is getting short to reserve

Reserve your shares now!

Time is getting short to reserve and get a potential bonus!

This is a very simple update. We are getting very late in the process of preparing for this potential offering. If you have not reserved your shares, and you were thinking about doing so, put on some speed. To be very, very clear, you are not obligating yourself to buying shares if the potential offering starts. You are simply indicating your interest in participating. If there is a bonus for reservation holders, you will be eligible for it if you have gone through the reservation process. We are getting down to very short strokes on the regulatory process that we must complete prior to starting the offering. To summarize:

- We believe we are getting close to completing what we need to do with the regulators in order to start the potential offering.
- If you reserve shares, you are not incurring any obligation to participate in the potential offering.
- If there is a bonus for having reserved shares, you will be eligible for it if you have reserved shares.

In other words, there's really no downside to reserving shares, and there's potential upside for doing it. Think about it. But not for very long.

Charles

05.15.24

Atombeam Q1 2024 Update

Q1 revenue and expenses:

Revenue: $120,987

Expenses: $1,247,950

Team:

Atombeam was in high gear in Q1, building momentum on multiple fronts. Underlying all of that was rounding out its senior team; nothing happens without the right people, and people are the main reason software startups need capital. In Q1 we continued to assemble a world class team of highly experienced managers and technical experts. Our philosophy in hiring is to assemble a team of people who have lived through success and adversity, are not easily dismayed by negative events or overly optimistic, but who keep calm and know that you just have to keep your eye on the ball and keep pushing ahead. We have all undergone trials and successes, and we know what works and what doesn't. We are building into the company the experience of people that might otherwise cost Atombeam time and money. That is where we are starting, but we are also starting to build a team of young, hard charging folks as well as those in mid-career to augment the most senior members of the team. Atombeam is now at 26 FTE, and after we bring in money from our next offering, it will expand still more. Our technology is incredible, but the team is what will make it real, valuable and used in the world.

What we are doing now and future plans

We are continuing to generate new intellectual property, and are filing patents at an accelerated rate. The ideas are coming thick and fast, and we believe we have a tiger by the tail. Exploring the possibilities of our two groundbreaking technologies is a constant adventure being addressed by our geniuses. We have a few of those.

One of the most important things we did in Q1 was bring Neurpac as a product/service available on the cloud as a SaaS to a point at which it was released on April 15. It is hard to express how important this is. We have moved from a company with software that was in a form that was difficult for prospects to incorporate to what we released in April, a product available in a form that is both easily consumed by users and that is maintained by Atombeam. This makes us into a far more formidable company. We have never lacked for big companies expressing their interest to use Neurpac, but up to now we've never had it available in a form that they could easily use. As of April 15, that has all changed. And we have no end of big companies that are in some stage of expressing interest and testing the product.

We continue to make excellent progress with the two big contracts with the Space Force and the Air Force. Both services are continuing to push us to hurry up so that they can get this into a deployment. Also, we have met with numerous key, senior people at the Navy, and they also are very enthusiastic and plan to have us in their facilities to conduct a demonstration for technical personnel. We have every reason to feel encouraged about our progress here.

The final thought I would like to leave everyone with is to emphasize something I discussed in updates recently, characterizing Neurpac as "Data as Codebooks". I will continue to emphasize this, because it is fundamental to understanding the possibilities of Neurpac. I will not go into the details here, but it is important for every investor to understand what this means. Data as codewords represents an entirely new approach to how data files are constructed; computer files no longer need to be constrained by the inefficiencies of human contextualization and repetition. At its core, Neurpac represents the possibility of remaking how computers manipulate data at the very most basic level, with the potential to quadruple the efficiency of every device with a processor. It is profound in its implications.

Thanks to you all:

As always, I encourage all of our investors and followers to post their thoughts in the discussion section of our StartEngine reservations page. And, also, I want to personally thank all of you for supporting the company financially and with your encouragement. We appreciate the attention everyone pays to us and the understanding you have with respect to our undertaking this very challenging, but very important and potentially valuable enterprise. Know that for our part, we are sparing no effort and focusing the considerable talents on the team to make this happen as rapidly as we can, but also by doing things the right way.

Charles

05.06.24

Your Questions, Answered!

Questions!

Questions from the April Webinar Answered

OK, here we go again in going through the questions that we couldn't get to in the webinar on April 23, 2024. You guys seem to like this when we get these addressed, so I think this could be a regular thing. Here we go!

Will the promotional film called, "Honey, I compacted the children", be released on Imax or regular Dolby cinema?

Uh, well, maybe not. Actually, I have a kid who does film stuff so I will suggest it to him. Actually, it might be a fun video to do. There's no reason why everything has to be a bunch of corporate yada yada. If my kid does it, I don't think IMAX is very likely.

What application(s) is Pemex and the other energy companies interested in?

The one we have that is ready to go, Neurpac. I think they, like many, would be very interested in Neurcom when it is available, but that will not be for a while. Still needs more development.

Has there been any feedback from customers using SaaS since its release on AWS? Thanks!

Not that much so far, they are basically doing testing and going through the early steps of checking out their data on it. The pipeline is robust, though, with about two dozen companies working right now. As I said, though, I think Viasat and or two others will likely be the first movers on it. And, just like every other new release of a new product, there are shakedown cruise things going on. But all seems well.

The possibility of Atombeam is great and that's why I am an investor. Can you tell us rather the company Atombeam will provide protection for American Tech jobs?

One very good thing about our company is that we are American centric. Like every other software company I know of, we do some development in other countries, specifically in our case, Bolivia. We are an American company with most of our key employees here, and I don't see that changing. Especially given our work for the US government.

What's the update on Viasat go to market?

Very active discussions and testing are currently underway. I'm scheduled to go down to meet with senior management at their headquarters next month. I think they have a good understanding of what we offer and will undertake a project with one of their units, that is the plan for now.

Are there going to be manufacturing factories state side for some of these mechanisms for Neurpac?

Neurpac itself is software, and so there won't be any manufacturing directly involved that we would do ourselves. We do not intend to get into the chip business, but would license the code we create to chip manufacturers. They would apply our software technology to their designs, which would be manufactured by the chip company. I hope that answers the question – we would have significant involvement but not be the direct makers of chips in the sense of being a foundry.

Josh do you think that the Neurpac data and efficient tech, will have an effect on the average American consumer?

Yes! We envision a world in which Neurpac is ubiquitous, stretching processors and communications channels to their limits – from IoT edge devices, to satellite terminals, to mobile phones. By reducing the burden of high-throughput data streams, AtomBeam enables deeper ML models, faster M2M chatter, and snappier features from consumer device and software providers.

With the amount of data being created, will you ever run out of codebooks?

Nope. Codebooks are derived from data, and as I think, Josh said in the webinar, there are as many codebook possibilities as there are combinations of data. Codebooks are generated from samples provided to the algorithm, customized to that particular sample. So, there is no limit on the number of codebooks that are possible.

You've probably answered this question in the past but how fragile is the data to bit noise or data drop outs? Or can an attacker make your data unreadable? This is my first participation in one of your webinars.

I think Josh talked about this one as well. In any case, it is a favorite point of his that is of particular interest to DOD. Neurpac is not vulnerable compared to most data streams, because the codewords are so tiny. An error in a flow of original data files, the especially compressed files, can cause entire files to not be readable, whereas a flow of Neurpac-encoded data recovers extremely rapidly from interruptions. We have seen this very often in testing. With respect to an attacker rendering Neurpac data unreadable, no more so than other intrusions, and in fact, one of our patents for which we have not conducted development as yet, is for intrusion detection. Intrusion detection for Neurpac would be different than other intrusion detection, technologies, and would be based on a mathematical technique called KL divergence.

Any updates on use for data lakes? Is a company like Snowflake a potential customer?

We remain highly optimistic that Neurpac could have a significant impact on the usability of data lakes. However, to be able to address this market, additional development beyond the prototype we currently have for the searchability and random access functionality of Neurpac is needed. That is underway now as a research and development project. With respect to Snowflake, we are a partner of theirs and they have engaged with us with a high degree of interest. I do not, however, believe that they fully understand at high levels the potential impact we have on their business. Yet.

How do you monetize these products with corporations and the government?

With the government, we are doing so already. They are funding the cost of development and preparation for deployment of our technologies. When they believe we are ready for deployment, they may award us contracts to make that happen. With regard to commercial opportunities, the key there is to first get name companies as references for use of our SaaS for the basic purpose of reducing the amount of IOT data they are sending from a remote location to the cloud. That is step one. The rest of our commercialization will proceed from there.

This is amazing. What does this rollout look like for a large company assuming they have already gone through testing and want to rollout to their entire company.

That greatly depends on the vertical. For example, in the case of energy companies, they are looking for first dealing with their most acute problems with data, such as for offshore oil rigs that are choking on the amount of data they have to send over satellites that have limited capacity. Once they have seen it operate and feel it is proven, applying Neurpac to less acute areas would ensue. In general, that is what we expect for most industries. Start with a pilot project, and expand from there.

Have you started discussions with any of the A.I. companies?

Not directly yet. For us to have the impact on them we anticipate, we first need to develop and fully productize the searchability and random access functionality as discussed above. That is the critical point for applying Neurpac to AI.

With the SaaS how does the receiver of the data receive the codebook?

That has been a major part of the effort for the work on development. There are two ways this can happen: by a mechanism built into AWS called Greengrass, and by using a Docker "container", which is kind of like a self-contained, mini system you can insert in a device that would incorporate the Neurpac executable and codebook. In both cases, the cloud is pushing out software into the device and maintaining it.

You mentioned that Neurpac is on AWS. What is the timing to also be on Azure?

Basically, ASAP. Perfecting it in one platform is the standard process, and then moving it over to the other cloud service is fairly routine. I can't give you a timeframe yet, but it is very much something that is on the roadmap.

How lit did you guys get in Charlotte?

We are serious all the time! Well, maybe a little here and there.

There are some AI and tech driven companies based state side yet facilitated in China that go to provide Health consciousness. Do you foresee a possible negative implication with how militarily spoken for Atombeam is?

No, in fact, the US DOD is strongly interested in applications of technology for health. There is significant crossover from research conducted on health DOD and the civilian health organizations.

The $640k, are straight from the first customer of Neurpac? Or is also includes the new Phase I contract for Neurcom+?

All of the revenue we've received so far this year is from the two contracts we received last summer, one from the Air Force and the other from the Space Force. The new Phase I received has not resulted in revenue yet, since it was just awarded and so we would expect not to see revenue from it for a few months.

Hypothetically speaking, how much would you guess that Atombeam would be worth before it gets into hardware?

Sorry about this, but I am prohibited from addressing projections, including valuation. Shall we just say, I am optimistic?

SAR data is very noisy and suffers from multiplicative noise. Will you need to alter your algorithm to deal with this. Of course SAR images are typically averaged together.

Neurcom technology is trained specifically on noisy real-world SAR data and so the capacity to handle these issues is built in. Indeed, one of its greatest competitive strengths is the ability to cut through noise to create high quality images that enable further analysis.

In a webinar six months ago, you outlined an 18-month plan to be in a position to be able to consider going public as an option. Any update to that 18-month timeline?

Not really, other than we are sticking to our focus. We have subdivided the plan by area, engineering

marketing, sales, etc. Each unit has set up their own subset of the plan, and we review it with them on a weekly basis. No guarantees on the timeframe, as I said at the time, but it is an excellent discipline for us all, and we are doing our best to adhere to it. With respect to an IPO or other go public event, it is hard to tell whether that would be the optimal exit for the company, or some sort of acquisition. In any case, we can only do our best to build value on an urgent basis with a focus on that 18 month plan we have discussed.

05.02.24

Data as Codewords | Part 2

Data as Codewords | Part 2

Since the inception of modern computing, the basic concept of how data files are structured has been based on how humans organize their thoughts. For example, files generally have a date-time stamp, and the rest of the information in the file is set forth in human readable terms translated into binary, such as expressing a temperature so many degrees Celsius, designating a geolocation, or whether or not to use a capital or lower case letter in a person's name. For a binary computer, however, much of this data is useless and repetitive. The essential information is surrounded by a cloud of, from a computer's perspective, fluff – the fluff being a combination of human contextualization and unneeded repetition. This translates to an enormous degree of inefficiency, which has been accepted as just how things are – that is how files are constructed, period. Just how inefficient this approach is can be seen the amount of reduction compression algorithms can achieve on a typical file; 75% or even greater reduction is common. The problem is, though, that compressing files also results in making them unreadable, and so it is simply accepted that uncompressed/usable data is and will continue to be inefficient. Horses draw carriages, candles burn wax for light, and data files are what they are.

Atombeam's Neurpac is the first real rethinking of how computer files can be made more efficient by changing the basis of how they are constructed to get away from human-centric thinking. Computer scientists have long sought ways to make computers faster, but the focus of research has primarily been on increasing the speed of processing and networks with hardware. Neurpac is a rethinking of how data is organized to be optimized for computers, rather than people.

Neurpac is not simply a way to transmit data faster, or to make it more secure, while retaining searchability, it is an entirely new idea for how computers can manipulate data itself at the very lowest, bit level. The most critical difference between Neurpac and every other data reduction technology is that encoded, reduced data is still searchable and randomly accessible, making it capable of being virtually as useful to a computer as the original data, but requiring far less resources due to being 75% smaller than the original data, and thus representing a potential sea change for computing. A computer sees Neurpac-encoded data just as clearly as the original file, even if to a human it is mere random noise.

Neurpac goes to the very heart of what computers do; by eliminating human "fluff" and unneeded repetition, Neurpac has the potential to quadruple the efficiency of every processor based device. Neurpac's ultralight, ultrafast executable enables the potential for it to become a component part, not only of networks and inter-device communication, but between chips on a logic board and even within a chip. This could translate to 4x faster calculations, 4x faster networks, 75% less power use and 75% less storage that would be otherwise needed for uncompressed data. Given the massive projected computing needs for AI and other big consumers of computing resources, Neurpac could have a major potential opportunity in this area, which is one of the biggest issues in computing today.

Charles

05.01.24

Data as Codewords

Data as Codewords | Part 1

Neurpac, in our opinion, is one of the biggest ideas in the history of computing. A big claim, I admit, but we can back it up. Like a lot of truly big innovations, Neurpac's (formerly Compaction's) dimensions took some time to figure out – and there is a lot more to it than we had originally conceived. This technology is a badly needed innovation that we believe can solve one of the biggest issues in computing today; how to make them much more efficient. AI is soaking up massive resources, data centers are going up as fast as they can be built, and the power needed for AI is as much as a small European country and ramping. We believe we can solve this. Neurpac can quadruple computing efficiency by changing the entire basis what data is.

The basis of all computing is data. Up to the present, data has been conceived and written for computers using human ways of thinking. But computers do not think like humans, which makes it a bad fit. A human needs context to understand that is simply fluff to a computer, and there is repetition piled on repetition in data files. A sensor might send basically the same message, altered only by the timestamp, 10 times per second, adding detail to each message so that a human can understand it. Three quarters of all data, at least, is simply unnecessary and wasteful. All that processing, all that transmitting, of the data in its original, human-useful form is full of stuff that computers do not need to do their jobs. But all of that extra stuff is there because, up to now, there has been no way to do anything about it. And AI sifts through mountains of data, which cannot, until now, be reduced in size for greater efficiency.

Next up: Neurpac to the rescue!

Charles

04.24.24

The New Name for Compaction

The New Name for Compaction

OK, I know a lot of you are going to say, "Are you crazy?", but we must change the name of the artist formally known as Compaction. The most obvious reason is because you cannot get a trademark that is descriptive of the thing you are naming. If we were talking about a new dance, or a toaster, we could probably get Compaction as a name for it, but because we are in fact compacting data, the USPTO will not allow us to trademark "Compaction". And, if we keep calling it Compaction and we become crazy successful, as I hope, then the big boys could come out with some kind of product that they could say was "compaction" too. They could not legally infringe on our patents, of course, but if you have a few billion dollars you can use for marketing, you can convince people of anything. So we have to change the name.

Drumroll please! The new name is Neurpac. Why Neurpac? Because it gives us a second product that starts with Neur-, which, along with Neurcom, our image-focused product, forms a product family. Also, it contains "-pac", from Compaction. We can still of course say that Neurpac is "compacting" data. Also, "Neur-" is also associated with AI, which is good and a valid point of emphasis.

But the most important point is this: Neurpac is a lot more than just reducing the size of data, that is, compacting it. And by not calling it "Compaction", we are also not limiting ourselves to the idea of reducing the size of data, but we are instead building something with the potential to change how data is transmitted, managed and stored in every computer, every connected device, every data center on the planet by making it massively more efficient, searchable and secure. Therefore, we do not want to continue to promulgate the perception that we are only "compacting".

"Give me a lever long enough and a fulcrum on which to place it, and I shall move the world," Archimedes said. Stand by while we set that up for you, sir.

Charles

04.05.24

Update from Atombeam CEO

Update from Atombeam CEO

Hello everyone!

I know we have been long in the gestation phase, but Reg A+ is a bit of a bear. We are now awaiting the word from on high, that is, the SEC. Most likely it will be a few more weeks. I know a lot of you are pretty excited about the company, as am I, and want to get in your investment. Remember we are testing the waters and you can reserve shares at this time. I cannot of course make substantive comments on it, but rest assured we are doing everything we can to speed this up. I have, myself, as an investment banker, taken companies public, and this is not that far from that effort level.

Never fear, however - we have been working like maniacs. The SaaS, that is the Cloud version of the first product, will hopefully be released on April 15. I'm going to need to check with them to see if I am allowed to use corporate names, but We have some big companies standing by to use our SaaS Cloud Version of this product. That's just for starters. It is pretty wild; all we need to do is tell these big companies about what Compaction can do, and they seem to line up. Once we get this in the market, I think we will see a rush. First it will be, with these big companies, six months of testing, pilots and whatnot, but then we will be off to the races.

Last thought here. Many of you know through previous webinars our genius/mathematician, Josh Cooper, PhD. He's going to be talking with me about how we could impact AI in a webinar we have set for April 23 at 11 AM. I know this will sound pretty incredible, but it is literally a possibility that Compaction could reduce the amount of processing hardware, storage capacity and power use by as much as 75%, while making AI up to four times faster. That would make Compaction a software technology that would seem to be almost mandatory for every AI.

So, tune in and hear some cool stuff.

Charles

03.29.24

Compaction's future potential

Compaction's future potential

To think about what Compaction could mean to the world, consider the incandescent light bulb. It is a pretty simple thing – a tungsten filament glows when current is passed through it in an airtight glass bulb. But its impact goes massively beyond lighting a room more efficiently than a candle. The light bulb changed everything: how buildings are designed, what we do at night, when we can work or play, manufacturing, driving at night, you name it – the impact has been profound. Edison could not possibly have predicted all of the fundamental impacts of his invention. We can't know everything either for Compaction, but we have some ideas on that.

Compaction is more complicated than a lightbulb, but by the standards of tech these days, the basic concept is as simple as it gets. When I was first told of it, I approached professors of computer science that I know at Stanford and Harvard and told them about it, as well as speaking to patent attorneys. They were all pretty amazed at how simple, but also how original the idea was, and immediately saw its potential.

Compaction has demonstrated three core benefits:

1. Reducing most machine-generated/IoT data by an average of 75% in microseconds.
2. Compaction-encoded data is searchable and randomly accessible.
3. It adds, in the same ultralight computing step, deep obfuscation security.

What this combination of features could mean to data centers, networks, IoT devices, cell phones and just about everything else that's connected to everything else, is that they have the potential to be made 4x more efficient than they are today, just with our software. The ability to search stored data that is reduced in size would change the game for just about every computer and server around – you can't search most compressed data, a major constraint that limits the value of the huge amounts of IoT data being generated in the world. Security is a big, and growing issue for machine/IoT data. And moving all of that data efficiently is of vital importance. Compaction could impact all of these issues profoundly.

It's hard to overstate the potential that Compaction might have in the world. If things go as we hope, one

day every person everywhere and every connected machine will use Compaction to communicate and operate efficiently. There are no guarantees that AtomBeam will be able to achieve this, but it is a lofty goal that we work toward every day.

Thank you for being a part of AtomBeam. We need your help, and we appreciate it. This kind of opportunity doesn't come along very often, and I am happy to have your support and to benefit (I hope a lot) as we grow. Thank you.

Charles

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Lawren Henderson
2 days ago

Hi Charles,
Now that we're nearly at the 2024 midpoint, can you ...
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WP

WENDY PASEK
4 days ago

How is your product superior to LZ4 high-speed data compression and decompression and Deduplication b...
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2 0

CY

Charles Yeomans
Atombeam • 4 days ago

Hi Wendy,

...
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0

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Todd Hahn
4 days ago

Hey Charles. I'm staying true to form and loading up on questions that I have post webinar....
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2 0

Charles Yeomans
Atombeam • 4 days ago

Part 1 of 2
...
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0

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Elias Phew
5 days ago

Hello Charles! I hope you and the team are well. An interesting thought came to me today: Between ...
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1 0

Charles Yeomans
Atombeam • 4 days ago

Hi Elias,
...
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0

Kirill Likhachev
7 days ago

Hi Charles! My Venture Club membership runs out July 8th. Do you think the round will go live before then? I'...
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2 0

Charles Yeomans
Atombeam • 7 days ago

Hi Kirill,
...
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Farid Boulkoroum
7 days ago

Hi, In cas you missed it : https://techeconomy.ng/amazon-commits-230-millio...
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2 0

Charles Yeomans
Atombeam • 7 days ago

Hey Farid,
...
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Charles Stevens
7 days ago

Charles, what's the ETA on the 'big thing' update?
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1 ↑ 0

Charles Yeomans
Atombeam • 7 days ago

Hi Charles,
...
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↑ 0

Olivier Wullen
9 days ago

Hi,
The company Recogni is also raising on SE. Are there ...
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2 ↑ 0

Charles Yeomans
Atombeam • 8 days ago

Hi Olivier,
...
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Charles Stevens
13 days ago

Charles, you mentioned in one of your responses here
that VC's are hitting you up. Just curious what general...
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2 ↑ 0

Charles Yeomans
Atombeam • 13 days ago

Hi Charles,
...
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Brian Snouffer
15 days ago

Hi Charles,
I know you can't provide customer feedback from the ...
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5 ↑ 0

Manuel Lugo Recart
15 days ago

I asked something similar, and for me it is rather strange that they can't provide feedback to AtomBeam. If our mai...
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